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                                                                    Exhibit 23.1

                   [LETTERHEAD OF LEMIEUX DECK MILLARD BOND]

We consent to the inclusion of our report dated January 20, 2000 with respect to the balance sheet of Inforetech Wireless Technology Inc. as of December 31, 1999, and the related statements of operations and deficit, stockholders' equity and cash flows for the year ended December 31, 1999.



/s/ Lemieux Deck Millard Bond
June 22, 2001